                                                                    Exhibit 11.1


                             PITT-DES MOINES, INC.



                       Computation of Earnings Per Share
                                  (Unaudited)

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

                                                  For the three months ended
                                                            March 31,
                                       ------------------------------------------------
                                                  1994                   1993
                                       ----------------------   -----------------------

PER SHARE AMOUNTS

  Net income (loss) reported                       $   .16                    $  (.38)
                                                   =======                    =======

PRIMARY EARNINGS PER SHARE

  Average shares outstanding          2,323,978                 2,322,645
  Dilutive options                        3,683                     8,006
                                     ----------                 ---------
                                      2,327,661                 2,330,651
                                      =========                ==========

      Net income (loss) per share                  $   .16                    $  (.38)
                                                   =======                    =======

FULLY DILUTED EARNINGS PER SHARE
 Average shares outstanding           2,323,978                 2,322,645
 Dilutive options                         3,683                     8,006
                                      ---------                 ---------
                                      2,327,661                 2,330,651
                                      =========                 =========

      Net income (loss) per share                  $   .16                    $  (.38)
                                                   =======                    =======


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